Exhibit 4.12

$9,000,000	June 20, 2008

TERM NOTE

FOR VALUE RECEIVED, the undersigned, CLEARPOINT BUSINESS RESOURCES, INC., a Delaware corporation (the “Maker”), hereby promises to pay to ComVest Capital, LLC, a Delaware limited liability company (“ComVest), or registered assigns (hereinafter, collectively with ComVest, the “Payee”), the sum of Nine Million ($9,000,000) Dollars (the “Principal”), with interest thereon, on the terms and conditions set forth herein and in the Revolving Credit and Term Loan Agreement of even date herewith by and between the Maker and ComVest (the “Loan Agreement”). Terms defined in the Loan Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Loan Agreement.

Payments of principal of, interest on and any other amounts with respect to this Term Note (this “Note”) are to be made in lawful money of the United States of America.

1. Payments.

(a) Interest. This Note shall bear interest (“Interest”) on Principal amounts outstanding from time to time from the date hereof at the rate of ten (10%) percent per annum; provided, however, that during the continuance of any Event of Default under the Loan Agreement, the interest rate hereunder shall be fifteen (15%) percent per annum. All Interest shall be computed on the daily unpaid Principal balance of this Note based on a three hundred sixty (360) day year, and shall be payable monthly in arrears on the first day of each calendar month commencing July 1, 2008, and upon the maturity hereof.

(b) Principal. The outstanding Principal of this Note shall be payable (i) in a first installment, due and payable on July 1, 2008, in the amount of $150,000, (ii) in subsequent monthly installments, due and payable on the first day of each calendar month commencing August 1, 2008 and continuing through and including December 1, 2010, with each such installment to be in an amount equal to the greater of (A) $200,000 minus the amount of Interest accrued during the immediately preceding calendar month, or (B) an amount equal to (x) the lesser of $450,000 or the aggregate Royalties collected by or on behalf of the Maker and the Guarantors during the immediately preceding calendar month (whether collected through the Lockbox or otherwise), minus (y) the amount of Interest accrued during the immediately preceding calendar month, but in no event in excess of (z) the Principal balance of this Note, and (iii) a final installment due and payable on December 31, 2010, in an amount equal to the entire remaining Principal balance (if any) of this Note.

(c) Non-Business Day. If any scheduled payment date as aforesaid is not a business day in the Commonwealth of Pennsylvania or the State of Florida, then the payment to be made on such scheduled payment date shall be due and payable on the next succeeding business day, with additional interest on any Principal amount so delayed for the period of such delay.

(d) Manner of Payment. Payments of Principal and/or Interest hereunder may be made, at the Payee’s option, by debiting any demand deposit account(s) in the name of the Maker at the Payee (or any agent of the Payee), by collection from any lockbox in respect of the Maker (or any Guarantor) under the Payee’s control, or in such other reasonable manner as may be designated by the Payee in writing to the Maker and in any event shall be made in immediately available funds. The Maker hereby irrevocably authorizes the Payee to so debit any and all such demand deposit accounts and/or sweep any and all such lockbox accounts.

2. Prepayment.

(a) Optional Prepayment of Principal. All or any portion of the unpaid Principal balance of this Note, together with all accrued and unpaid Interest on the Principal amount being prepaid, may at the Maker’s option be prepaid in whole or in part, at any time or from time to time, without premium or penalty, upon ten (10) days’ prior written notice to the Payee.

(b) Mandatory Prepayments of Principal. The entire Principal balance of this Note, and all accrued and unpaid Interest hereunder, (i) shall be required to be prepaid upon the consummation of any Sale, and (ii) may be required to be prepaid upon the occurrence of any Event of Default. In addition, all or a portion of the Principal of this Note shall be required to be prepaid as and to the extent provided in Section 2.02(b) of the Loan Agreement.

(c) Application of Payments. Any and all prepayments hereunder shall be applied first to unpaid accrued Interest on the Principal amount being prepaid, and then to Principal. Any and all prepayments of Principal hereunder shall be applied to the installments under Section 1(b) above in the inverse order of their maturity.

3. Events of Default. The occurrence or existence of an Event of Default under the Loan Agreement shall constitute a default under this Note and shall entitle the Payee to accelerate the entire indebtedness hereunder and take such other action as may be provided for in the Loan Agreement and/or in any and all other instruments evidencing and/or securing the indebtedness under this Note, or as may be provided under the law.

4. Assignment. This Note shall be binding upon and shall inure to the benefit of the respective successors and permitted assigns of the parties hereto, provided that the Maker may not assign any of its rights or obligations hereunder without the prior written consent of the Payee.

5. Waiver and Amendment. No waiver of a right in any instance shall constitute a continuing waiver of successive rights, and any one waiver shall govern only the particular matters waived. Neither any provision of this Note nor any performance hereunder may be amended or waived except pursuant to an agreement in writing signed by the party against whom enforcement thereof is sought. Except as otherwise expressly provided in this Note, the Maker hereby waives diligence, demand, presentment for payment, protest, dishonor, nonpayment, default, notice of any and all of the foregoing, and any other notice or action otherwise required to be given or taken under the law in connection with the delivery, acceptance, performance, default, enforcement or collection of this Note, and expressly agrees that this Note, or any payment hereunder, may be extended, modified or subordinated (by forbearance or otherwise) from time to time, without in any way affecting the liability of the Maker. The Maker further waives the benefit of any exemption under the homestead exemption laws, if any, or any other exemption, appraisal or insolvency laws, and consents that the Payee may release or surrender, exchange or substitute any personal property or other collateral security now held or which may hereafter be held as security for the payment of this Note.

6. Governing Law. This Note shall be construed in accordance with and governed by the laws of the State of New York, except to the extent superseded by Federal enactments.

7. Consent to Jurisdiction; Waiver of Jury Trial. The Maker hereby consents to the jurisdiction of all courts of the State of New York and the United States District Court for the Southern District of New York, as well as to the jurisdiction of all courts from which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of or with respect to this Note. The Maker hereby waives the right to interpose any counterclaims (other than compulsory counterclaims) in any action brought by the Payee hereunder, provided that this waiver shall not preclude the Maker from pursuing any such claims by means of separate proceedings. THE MAKER HEREBY EXPRESSLY WAIVES ANY AND ALL OBJECTIONS WHICH IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS, AND ALSO WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY SUCH SUIT, ACTION OR PROCEEDING. The Payee may file a copy of this Note as evidence of the foregoing waiver of right to jury trial.

8. Usury Savings Clause. All agreements between the Maker and the Payee are hereby expressly limited to provide that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to the Payee for the use, forbearance or detention of the indebtedness evidenced hereby exceed the maximum amount which the Payee is permitted to receive under applicable law. If, from any circumstances whatsoever, fulfillment of any provision hereof or of the Loan Agreement or any Loan Document thereunder, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall automatically be reduced to the limit of such validity, and if from any circumstance the Payee shall ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance of any of the Maker’s Obligations (as such term is defined in the Loan Agreement) to the Payee, and not to the payment of interest hereunder. To the extent permitted by applicable law, all sums paid or agreed to be paid for the use, forbearance or detention of the indebtedness evidenced by this Note shall be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full, to the end that the rate or amount of interest on account of such indebtedness does not exceed any applicable usury ceiling. As used herein, the term “applicable law” shall mean the law in effect as of the date hereof, provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Note shall be governed by such new law as of its effective date. This provision shall control every other provision of all agreements between the Maker and the Payee.

9. Collection Costs. In the event that the Payee shall place this Note in the hands of an attorney for collection during the continuance of any Event of Default, the Maker shall further be liable to the Payee for all costs and expenses (including reasonable attorneys’ fees) which may be incurred by the Payee in enforcing this Note, all of which costs and expenses shall be obligations under and part of this Note; and the Payee may take judgment for all such amounts in addition to all other sums due hereunder.

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IN WITNESS WHEREOF, the Maker has executed this Note on the date first above written.

CLEARPOINT BUSINESS RESOURCES, INC.

By:
Name:	Michael D. Traina
Title:	Chairman and Chief Executive Officer

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